Exhibit (a)(1)(v)

Offer by

DWS STRATEGIC MUNICIPAL INCOME TRUST
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

To Purchase for Cash up to 100% of its Issued and Outstanding
Municipal Auction Rate Cumulative Preferred Shares, Series T

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated September 27, 2012 in connection with an offer (the “Offer”) by DWS Strategic Municipal Income Trust, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, par value $0.01 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 27, 2012 and the related Letter of Transmittal (which together constitute the “Offer Documents”).  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 96% of the liquidation preference per share (or $24,000 per share), plus any unpaid dividends accrued through October 26, 2012, or such later date to which the Offer is extended.

We are the registered holder of record of Preferred Shares held for your account.  A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer Documents are being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer Documents.

Your attention is called to the following:

1.
The purchase price to be paid for Preferred Shares is an amount per Preferred Share, net to the seller in cash, equal to 96% of the liquidation preference per Preferred Share (or $24,000 per Preferred Share), plus any unpaid dividends accrued through October 26, 2012, or such later date to which the Offer is extended.  When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on October 26, 2012, unless the Offer is extended.

3.
The Offer is conditioned upon a minimum of 70% of the Preferred Shares being tendered and the Fund’s ability to issue new preferred shares.  The Offer is also subject to certain other conditions as described in Offer to Purchase.

4.
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Preferred Shares validly tendered (and not withdrawn) on or prior to 5:00 p.m., New York City time, on October 26, 2012, or such later date to which the Offer is extended.

5.	Any stock transfer taxes applicable to the sale of Preferred Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.
No fees or commissions will be payable to the Fund in connection with the Offer.  However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

7.
Your instructions to us should be forwarded in ample time before 5:00 p.m., New York City time, on October 26, 2012, or such later date to which the Offer is extended, to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund nor its Board of Trustees nor Deutsche Investment Management Americas Inc. (“DIMA”), the Fund’s investment adviser, makes any recommendation to any shareholder as to whether to tender or refrain from tendering Preferred Shares.  No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or DIMA as to whether shareholders should tender or refrain from tendering Preferred Shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained in the Offer Documents.  If made or given, any such recommendation, representation, or information must not be relied upon as having been authorized by the Fund, its Board of Trustees, or DIMA.  Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisers, and make their own decisions whether to tender or refrain from tendering their Preferred Shares.

Payment for Preferred Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 5 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Very truly yours,

Instructions with Respect to Offer by

DWS Strategic Municipal Income Trust (the “Fund”)

To Purchase for Cash up to 100% of its Issued and Outstanding

Municipal Auction Rate Cumulative Preferred Shares, Series T

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated September 27, 2012, in connection with the offer (the “Offer”) by the Fund, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Municipal Auction Rate Cumulative Preferred Shares, Series T, par value $0.01 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”).

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Fund Name:_____________________________ CUSIP(S):___________________________ Number of Preferred Shares to be Tendered: ______________ Preferred Shares* Dated __________________, 2012
SIGN HERE
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Signature(s)

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Please type or print name(s)

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Please type or print address

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Area Code and Telephone Number

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Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM

MAINTAINING YOUR ACCOUNT

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

* Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered.